EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
January 26, 2006	Chief Financial Officer
(304) 424-8704
United Bankshares, Inc. Announces Record Earnings
for the Fourth Quarter and Year of 2005
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), announced today record earnings for the fourth quarter and year of 2005. Diluted earnings per share were 60¢ for the fourth quarter of 2005, an increase of 3% from diluted earnings per share of 58¢ for the fourth quarter of 2004. Fourth quarter of 2005 net income was $25.7 million, up from $25.5 million for the fourth quarter of 2004. Diluted earnings per share were $2.33 for the year of 2005, which represented a 5% increase from diluted earnings per share of $2.22 for the year of 2004. Net income for the year of 2005 totaled $100.4 million, up from $97.8 million for the year of 2004.
     United’s annualized return on average assets was 1.54% and the annualized return on average shareholders’ equity was 15.76% for the fourth quarter of 2005 compared with annualized returns of 1.60% and 15.90%, respectively, for the fourth quarter of 2004. For the year of 2005, the return on average assets was 1.55% and return on average shareholders’ equity was 15.66% as compared to 1.55% and 15.56%, respectively, for the year of 2004.
     Diluted earnings per share from continuing operations were 60¢ and $2.33 for the fourth quarter and year of 2005, respectively. Net income from continuing operations for the fourth quarter and year of 2005 was $25.7 million and $100.4 million, respectively. Net income from continuing operations for the fourth quarter and year of 2004 totaled $25.5 million or 58¢ per diluted share and $83.3 million or $1.89 per diluted share, respectively. The results from continuing operations for the fourth quarter and year of 2004 included before-tax penalties of $3.0 million and $19.0 million, respectively, for the prepayment of FHLB advances as compared to $406 thousand for the fourth quarter and year of 2005. In addition, income tax expense decreased in the fourth quarter of 2004 by approximately $2.5 million as a result of finalizing a tax examination for the years 2001 through 2003.
     No income from discontinued operations was reported in 2005 or the fourth quarter of 2004 as the sale of United’s mortgage banking subsidiary was completed in the third quarter of 2004. Income from discontinued operations for the year of 2004 was $14.4 million or 33¢ per diluted share. The results of discontinued operations for the year of 2004 included a before-tax gain of $17.0 million on the sale of United’s mortgage banking subsidiary.

United Bankshares, Inc. Announces...
January 26, 2006
Page Two
     The year over year earnings growth for the fourth quarter and year of 2005 was primarily due to increased net interest income. Tax-equivalent net interest income from continuing operations for the fourth quarter of 2005 was $61.3 million, an increase of $5.3 million or 9% from the fourth quarter of 2004. This increase in tax-equivalent net interest income from continuing operations was due mainly to a $269.6 million or 5% increase in average earning assets as average loans for the fourth quarter of 2005 grew $302.1 million or 7% over last year’s fourth quarter. In addition, the average yield on earning assets for the fourth quarter of 2005 increased 91 basis points from the fourth quarter of 2004 as a result of higher interest rates. In the fourth quarter of 2005, the net interest margin was aided by additional interest income of approximately $1.5 million from United’s asset securitization compared to the fourth quarter of 2004. Partially offsetting these increases in net interest income for the fourth quarter of 2005 was a 90 basis point increase in the cost of funds from the fourth quarter of 2004 due to the higher interest rates. The net interest margin for the fourth quarter of 2005 increased 17 basis points to 4.03% from the fourth quarter 2004 net interest margin of 3.86%.
     On a linked-quarter basis, United’s tax-equivalent net interest income from continuing operations for the fourth quarter of 2005 increased $1.3 million or 2% from the third quarter of 2005 due primarily to growth in earning assets of $74.7 million or 1% for the quarter as average loans grew $64.0 million or 1% for the quarter while the yield on average loans increased 33 basis points. These increases in net interest income were partially offset by an increase of 27 basis points in the cost of funds. The net interest margin for the fourth quarter of 2005 of 4.03% was an increase of 3 basis points from the net interest margin of 4.00% for the third quarter of 2005.
     Tax-equivalent net interest income from continuing operations for the year of 2005 was $233.4 million, an increase of $17.8 million or 8% from the prior year as average earning assets increased $318.5 million or 6% due mainly to average loan growth of $340.5 million or 8%. For the year ended December 31, 2005, interest income from United’s asset securitization increased $3.2 million from the year of 2004. In addition, the average yield on earning assets for the year of 2005 increased 63 basis points from the year of 2004 due to higher interest rates. However, as a result of the higher interest rates, the average cost of funds for the year of 2005 increased 65 basis points from the year of 2004. The net interest margin for the year of 2005 was 3.94%, up 10 basis points from a net interest margin of 3.84% for the year of 2004.
     Noninterest income from continuing operations for the fourth quarter of 2005 increased $208 thousand or 2% from the fourth quarter of 2004. The rise in noninterest income for the quarter was primarily due to increased income of $323 thousand and $194 thousand from trust and brokerage services and mortgage banking income, respectively, from the prior year’s quarter. These increases for the quarter were partially offset by a decline in fees from deposit services of $162 thousand from the fourth quarter of 2004. For the year of 2005, noninterest income from continuing operations decreased $1.6 million or 3% from the year of 2004 due mainly to a $2.2 million decline in fees from deposit services. Revenue from trust and brokerage services for the year of 2005 increased $565 thousand from the year of 2004. Income from bank-owned life insurance policies and mortgage banking income for the year of 2005 increased $471 thousand and $326 thousand, respectively, from last year’s income. On a linked-quarter basis, noninterest income from continuing operations increased $275 thousand or 2% from the third quarter of 2005 due mainly to increased income from bank owned life insurance policies of $290 thousand.

United Bankshares, Inc. Announces...
January 26, 2006
Page Three
     Noninterest expense from continuing operations for the fourth quarter and year of 2005 decreased $386 thousand or 1% and $15.9 million or 12% from the fourth quarter and year of 2004. Noninterest expense from continuing operations for the fourth quarter and year of 2004 included before-tax penalties of $3.0 million and $19.0 million for the prepayment of FHLB advances as compared to $406 thousand for the fourth quarter and year of 2005. Salaries and benefits for the fourth quarter and year of 2005 increased $2.1 million and $2.7 million, respectively, from the same periods in 2004 due to higher levels of employee compensation and related expenses. On a linked-quarter basis, noninterest expense from continuing operations for the fourth quarter of 2005 increased $810 thousand or 3% from the third quarter of 2005 due primarily to the previously mentioned before-tax penalty of $406 thousand to prepay a FHLB advance and an increase in equipment expense of $441 thousand. The efficiency ratio was a low 40.96% and 41.45% for the fourth quarter and year of 2005, respectively.
     At December 31, 2005, nonperforming loans were $13.2 million or 0.28% of loans, net of unearned income compared to nonperforming loans of $14.7 million or 0.32% of loans, net of unearned income at September 30, 2005 and $10.8 million or 0.24% of loans, net of unearned income at December 31, 2004, respectively. Net charge-offs were $1.2 million for the fourth quarter of 2005 as compared to $1.5 million for the fourth quarter of 2004. Net charge-offs were $4.1 million for the year of 2005 as compared to net charge-offs of $4.5 million for the year of 2004. For the quarters ended December 31, 2005 and 2004, the provision for credit losses was $2.1 million and $1.3 million, respectively, while the provision for the year was $5.6 million for 2005 as compared to $4.5 million for 2004. As of December 31, 2005, the allowances for loan losses and lending-related commitments totaled $52.9 million or 1.14% of loans, net of unearned income, as compared to $51.4 million or 1.16% of loans, net of unearned income at December 31, 2004.
     During the fourth quarter, United’s Board of Directors declared a cash dividend of 27¢ per share. Dividends per share of $1.05 for the year 2005 represented a 3% increase over the $1.02 per share paid for 2004. The year 2005 was the 32nd consecutive year of dividend increases to United shareholders.
     United Bankshares, with $6.7 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2005	2004	2005	2004

EARNINGS SUMMARY:
Interest income, taxable equivalent	$97,866	$80,163	$357,868	$304,536
Interest expense	36,612	24,175	124,451	88,914
Net interest income, taxable equivalent	61,254	55,988	233,417	215,622
Taxable equivalent adjustment	3,533	2,717	12,590	11,186
Net interest income	57,721	53,271	220,827	204,436
Provision for credit losses	2,058	1,328	5,618	4,520
Noninterest income	13,311	13,103	52,625	54,231
Noninterest expenses	31,326	31,712	121,160	137,061
Income taxes related to continuing operations	11,962	7,834	46,265	33,771
Income from continuing operations	25,686	25,500	100,409	83,315
Income from discontinued operations before income taxes	—	—	—	20,780
Income taxes related to discontinued operations	—	—	—	6,333
Income from discontinued operations	—	—	—	14,447
Net income	25,686	25,500	100,409	97,762

PER COMMON SHARE:
From continuing operations:
Basic	0.61	0.59	2.36	1.92
Diluted	0.60	0.58	2.33	1.89
From discontinued operations:
Basic	—	—	—	0.33
Diluted	—	—	—	0.33
Net income:
Basic	0.61	0.59	2.36	2.25
Diluted	0.60	0.58	2.33	2.22
Cash dividends	0.27	0.26	1.05	1.02
Book value			15.12	14.68
Closing market price			35.24	38.15
Common shares outstanding:
Actual at period end, net of treasury shares			42,008,179	43,008,445
Weighted average- basic	42,117,900	43,111,287	42,514,445	43,404,586
Weighted average- diluted	42,638,687	43,742,803	43,024,861	43,978,914

FINANCIAL RATIOS:
Return on average assets	1.54%	1.60%	1.55%	1.55%
Return on average shareholders’ equity	15.76%	15.90%	15.66%	15.56%
Average equity to average assets	9.79%	10.09%	9.92%	9.98%
Net interest margin	4.03%	3.86%	3.94%	3.84%

	December 31	December 31	December 31	September 30
	2005	2004	2003	2005

PERIOD END BALANCES:
Assets	$6,728,492	$6,435,971	$6,387,730	$6,633,044
Earning assets	6,129,969	5,910,493	5,463,665	6,051,886
Loans, net of unearned income	4,649,829	4,418,276	3,955,234	4,600,406
Loans held for sale	3,324	3,981	1,687	4,826
Investment securities	1,501,966	1,510,442	1,510,610	1,449,778
Total deposits	4,617,452	4,297,563	4,138,487	4,609,732
Shareholders’ equity	635,205	631,507	615,191	637,567